                                                                    EXHIBIT 99.1


                    INSERT TO BE MAILED WITH PROXY STATEMENT

Three easy ways to vote your proxy
--------------------------------------------------------------------------------

The accompanying proxy statement outlines important issues affecting the STRONG SCHAFER VALUE FUND. Your vote will help determine the future of your investment. So please take time to read the proxy statement, then cast your vote. There are three ways to vote -- choose the method that's most convenient for you.

1. VOTE BY TELEPHONE. Just call our dedicated proxy voting number -- 1-888-221-0697. It's open 24 hours a day, 7 days a week. Then enter the control number from your proxy card, and follow the voice prompts to record your vote.

2. VOTE BY INTERNET. Visit the Strong funds web site, WWW.STRONG-FUNDS.COM, and click on the Proxy Vote icon you'll see on our home page. Then follow the voting instructions that will appear.

3. VOTE BY MAIL. Simply fill out the proxy card and return it to us in the enclosed postpaid envelope. There is no need to return the card if you vote by phone or Internet.

     Remember -- your vote matters. So follow one of these easy steps today!

                                  [Strong Logo]

                                  STRONG FUNDS

                         Strong Funds Distributors, Inc.